Edwards Lifesciences Corporation One Edwards Way · Irvine, CA USA · 92614 Phone: 949.250.2500 · www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact:  Sarah Huoh, 949-250-5070
Investor Contact:  Mark Wilterding, 949-250-6826

EDWARDS LIFESCIENCES REPORTS FOURTH QUARTER RESULTS
IRVINE, Calif., January 26, 2022 — Edwards Lifesciences (NYSE: EW) today reported financial results for the quarter ended December 31, 2021.
Fourth Quarter Highlights and Outlook
•2021 sales grew 19 percent, or 18 percent on an underlying1 basis
•Q4 sales grew 12 percent to $1.33 billion; underlying 13 percent
•Q4 TAVR sales grew 12 percent; underlying 13 percent
•Q4 EPS was $0.53; adjusted1 EPS was $0.51
•Full year 2022 financial guidance unchanged
•Completed enrollment in CLASP IID and EARLY TAVR pivotal trials
•Received FDA approval for SAPIEN 3 with Alterra for pulmonic valve replacement

“We were pleased with our performance in 2021. Despite the pandemic, it was a year of significant growth, progress on important innovations and investment for Edwards. Fourth quarter sales increased 13 percent even as Omicron had a pronounced impact on hospital resources in December,” said Michael A. Mussallem, chairman and CEO. “We are optimistic about prospects for continued strong sales growth in 2022, while we also invest in our groundbreaking portfolio of therapies. We look forward to benefiting more patients by achieving strategic milestones, including new product launches and progress on pivotal clinical trials.”
2021 Full Year Results
Sales for the year ended December 31, 2021, were $5.2 billion, a year-over-year increase of 19 percent, or 18 percent on an underlying basis. Diluted earnings per share for 2021 were $2.38, while adjusted earnings per share of $2.22 increased 19 percent from the year-ago period.

Transcatheter Aortic Valve Replacement (TAVR)
For the quarter, the company reported TAVR sales of $872 million, a year-over-year increase of 12 percent, or 13 percent on an underlying basis. TAVR sales were negatively impacted in the last several weeks of the fourth quarter due to the impact Omicron had on hospital resources in the U.S. Globally, the company's average selling prices and market position were stable.
Outside the U.S., in the fourth quarter, Edwards' underlying TAVR sales grew approximately 20 percent on a year-over-year basis, and the company continues to be encouraged by the strong international adoption of TAVR.
Edwards took steps in the fourth quarter to support further TAVR therapy expansion, including completing enrollment of the EARLY TAVR Trial, a pioneering pivotal trial studying the treatment of severe aortic stenosis patients before symptoms develop. Separately, the company received FDA approval to use the SAPIEN 3 transcatheter heart valve with the Alterra adaptive prestent for younger patients with pulmonary valve conditions.
The company continues to estimate that the global TAVR opportunity will double to $10 billion by 2028, implying a low double-digit compounded annual growth rate.
Transcatheter Mitral and Tricuspid Therapies (TMTT)
Edwards advanced pivotal trial enrollment across the company’s groundbreaking portfolio of technologies to support patients suffering from mitral and tricuspid regurgitation. The company completed enrollment of the CLASP IID pivotal trial and remains on track for U.S. approval late this year of the PASCAL platform for patients with degenerative mitral regurgitation.
Fourth quarter TMTT sales were $25 million, lifted by continued adoption of the PASCAL platform in Europe. For the full year, TMTT sales doubled over the prior year, to $86 million.
Edwards anticipates that the global TMTT opportunity will reach $5 billion by 2028. The company remains committed to transforming the treatment of patients with mitral and tricuspid valve disease around the world.
Surgical Structural Heart and Critical Care
Surgical Structural Heart sales for the quarter were $221 million, up 8 percent compared to the fourth quarter of 2020, or 9 percent on an underlying basis. The growth was lifted by increased adoption of the company’s premium RESILIA technologies around the world.
Critical Care sales were $212 million for the quarter, representing an increase of 7 percent versus the fourth quarter of 2020, or 8 percent on an underlying basis. Sales growth was driven by contributions from all product lines, led primarily by strong HemoSphere sales in the U.S.
Additional Financial Results
For the quarter, the adjusted gross profit margin was 76.8 percent, compared to 75.3 percent in the same period last year. This increase was primarily driven by a favorable impact from foreign exchange.
Selling, general and administrative expenses in the fourth quarter were $424 million, or 31.9 percent of sales, compared to $339 million in the prior year. This increase was driven by the resumption of medical congresses and commercial activities compared to the COVID-impacted prior year, as well as the addition of personnel in preparation for the company’s product launches.
Research and development expenses in the fourth quarter grew 19 percent to $233 million, or 17.5 percent of sales, compared to $196 million in the prior year.  This increase was primarily the result of continued investments in the company's transcatheter innovations, including increased TMTT clinical trial activity.
Free cash flow for the fourth quarter was $284 million, defined as cash flow from operating activities of $374 million, less capital spending of $90 million. Full year free cash flow was $1.4 billion, up from $734 million in 2020.
Cash, cash equivalents and short-term investments totaled $1.5 billion as of December 31, 2021.  Total debt was approximately $600 million.
Outlook
Overall, the company is reaffirming the sales guidance it provided at the December investor conference for all product groups. Full year 2022 sales are expected to grow at a low double-digit rate to $5.5 to $6.0 billion. Additionally, the company continues to expect full year 2022 adjusted earnings per share of $2.50 to $2.65, from $2.22 in 2021.
For the first quarter of 2022, the company projects total sales to be between $1.27 and $1.35 billion, and adjusted EPS of $0.54 to $0.62.
“We expect continued growth and progress in 2022. We are enthusiastic about the continued expansion of transcatheter-based therapies for the many structural heart patients still in need, which positions us well for long-term success,” said Mussallem. “As the global population ages and cardiovascular disease remains the largest health burden, we believe that the opportunity to serve our patients will nearly double between now and 2028. We are confident that our patient focused innovation strategy can transform care and bring value to patients and the healthcare system.”
About Edwards Lifesciences
Edwards Lifesciences is the global leader of patient-focused innovations for structural heart disease and critical care monitoring. We are driven by a passion for patients, dedicated to improving and enhancing lives through partnerships with clinicians and stakeholders across the global healthcare landscape. For more information, visit Edwards.com and follow us on Facebook, Instagram, LinkedIn, Twitter and YouTube.
Conference Call and Webcast Information
Edwards Lifesciences will be hosting a conference call today at 2:00 p.m. PT to discuss its fourth quarter results.  To participate in the conference call, dial (877) 704-2848 or (201) 389-0893.  The call will also be available live and archived on the “Investor Relations” section of the Edwards web site at ir.edwards.com or www.edwards.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements can sometimes be identified by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “potential,” “predict,” "early clinician feedback," “expect,” “intend,” “guidance,” “outlook,” “optimistic,” “aspire,” “confident” or other forms of these words or similar expressions and include, but are not limited to, statements made by Mr. Mussallem, first quarter and full year 2022 financial guidance, statements regarding the TAVR and TMTT opportunity and the international adoption of TAVR, the compounded annual growth rate, statements regarding transforming patient treatment, approvals, clinical outcomes, adoption, and the information in the Outlook section. No inferences or assumptions should be made from statements of past performance, efforts, or results which may not be indicative of future performance or results. Forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain, difficult to predict, and may be outside of the company’s control. The company's forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If the company does update or correct one or more of these statements, investors and others should not conclude that the company will make additional updates or corrections.

Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements.  Factors that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements include risk and uncertainties associated with the COVID pandemic, clinical trial or commercial results or new product approvals and therapy adoption; unpredictability of product launches; competitive dynamics; changes to reimbursement for the company's products; the company’s success in developing new products and avoiding manufacturing and quality issues; the impact of currency exchange rates; the timing or results of R&D and clinical trials; unanticipated actions by the U.S. Food and Drug Administration and other regulatory agencies; unexpected litigation impacts or expenses; and other risks detailed in the company's filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2020, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021, and September 30, 2021 and its other filings with the SEC. These filings, along with important safety information about our products, may be found at edwards.com.
Edwards, Edwards Lifesciences, the stylized E logo, Alterra, CLASP, Edwards SAPIEN, Edwards SAPIEN 3, HemoSphere, PASCAL, RESILIA, SAPIEN, SAPEIN 3, and The EARLY TAVR Trial are trademarks of Edwards Lifesciences Corporation or its affiliates. All other trademarks are the property of their respective owners. This statement is made on behalf of Edwards Lifesciences Corporation and its subsidiaries.

[1] “Adjusted” amounts are non-GAAP items. “Underlying” growth rates in this press release exclude foreign exchange fluctuations and includes the impact of acquisitions. Adjusted earnings per share is a non-GAAP item computed on a diluted basis and in this press release also excludes intellectual property litigation expenses, amortization of intangible assets, and fair value adjustments to contingent consideration liabilities arising from acquisitions. See “Non-GAAP Financial Information” and reconciliation tables below.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net sales	$1,329.7	$1,191.7	$5,232.5	$4,386.3
Cost of sales	309.5	296.3	1,248.9	1,080.6

Gross profit	1,020.2	895.4	3,983.6	3,305.7

Selling, general, and administrative expenses	424.0	338.5	1,493.7	1,228.4
Research and development expenses	232.8	195.7	903.1	760.7
Intellectual property litigation expenses, net	7.1	4.6	20.6	405.4
Change in fair value of contingent consideration liabilities	(18.1)	5.2	(124.1)	13.6

Operating income	374.4	351.4	1,690.3	897.6

Interest (income) expense, net	(0.5)	(0.5)	1.0	(7.6)
Other income, net	(1.4)	(4.2)	(12.7)	(11.5)

Income before provision for income taxes	376.3	356.1	1,702.0	916.7

Provision for income taxes	41.0	46.6	198.9	93.3

Net income	$335.3	$309.5	$1,503.1	$823.4

Earnings per share:
Basic	$0.54	$0.50	$2.41	$1.32
Diluted	$0.53	$0.49	$2.38	$1.30

Weighted-average common shares outstanding:
Basic	624.1	623.5	623.3	622.6
Diluted	632.0	632.0	631.2	631.9

Operating statistics
As a percentage of net sales:
Gross profit	76.7%	75.1%	76.1%	75.4%
Selling, general, and administrative expenses	31.9%	28.4%	28.5%	28.0%
Research and development expenses	17.5%	16.4%	17.3%	17.3%
Operating income	28.2%	29.5%	32.3%	20.5%
Income before provision for income taxes	28.3%	29.9%	32.5%	20.9%
Net income	25.2%	26.0%	28.7%	18.8%

Effective tax rate	10.9%	13.1%	11.7%	10.2%

Note: Numbers may not calculate due to rounding.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Balance Sheets
(in millions)

	December 31,
	2021	2020
ASSETS

Current assets
Cash and cash equivalents	$862.8	$1,183.2
Short-term investments	604.0	219.4
Accounts receivable, net	582.2	514.6
Other receivables	82.7	88.2
Inventories	726.7	802.3
Prepaid expenses	85.2	75.1
Other current assets	237.1	208.2
Total current assets	3,180.7	3,091.0

Long-term investments	1,834.2	801.6
Property, plant, and equipment, net	1,546.6	1,395.2
Operating lease right-of-use assets	92.1	94.2
Goodwill	1,167.9	1,173.2
Other intangible assets, net	323.6	331.4
Deferred income taxes	246.7	230.9
Other assets	110.8	119.6

Total assets	$8,502.6	$7,237.1

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$1,006.8	$866.7
Operating lease liabilities	25.5	27.2
Total current liabilities	1,032.3	893.9

Long-term debt	595.7	595.0
Contingent consideration liabilities	62.0	186.1
Taxes payable	190.0	215.3
Operating lease liabilities	69.1	72.7
Uncertain tax positions	259.0	214.4
Litigation settlement accrual	191.3	233.0
Other liabilities	267.3	252.4
Total liabilities	2,666.7	2,662.8

Stockholders’ equity
Common stock	642.0	636.4
Additional paid-in capital	1,700.4	1,438.1
Retained earnings	6,068.1	4,565.0
Accumulated other comprehensive loss	(157.7)	(161.1)
Treasury stock, at cost	(2,416.9)	(1,904.1)
Total stockholders’ equity	5,835.9	4,574.3

Total liabilities and stockholders’ equity	$8,502.6	$7,237.1

EDWARDS LIFESCIENCES CORPORATION
Non-GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures. Management makes adjustments to the GAAP measures for items (both charges and gains) that (a) do not reflect the core operational activities of the Company, (b) are commonly adjusted within the Company’s industry to enhance comparability of the Company’s financial results with those of its peer group, or (c) are inconsistent in amount or frequency between periods (albeit such items are monitored and controlled with equal diligence relative to core operations). The Company uses the term “underlying" when referring to non-GAAP sales and sales growth information, which excludes currency exchange rate fluctuations and includes the impact of acquisitions. The Company uses the term “adjusted” to also exclude intellectual property litigation expenses, amortization of intangible assets, and fair value adjustments to contingent consideration liabilities arising from acquisitions.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results, and evaluating current performance. These non-GAAP financial measures are used in addition to, and in conjunction with, results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company's operations by investors that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting the Company's business and facilitate comparability to historical periods.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below.

Fluctuations in currency exchange rates impact the comparative results and sales growth rates of the Company's underlying business. Management believes that excluding the impact of currency exchange rate fluctuations from its sales growth provides investors a more useful comparison to historical financial results. The impact of the fluctuations has been detailed in the "Reconciliation of Sales by Product Group and Region."

Guidance for sales and sales growth rates is provided on an "underlying basis," and projections for diluted earnings per share, net income and growth, gross profit margin, taxes, and free cash flow are also provided on a non-GAAP basis, as adjusted, for the items identified above due to the inherent difficulty in forecasting such items without unreasonable efforts. The Company is not able to provide a reconciliation of the non-GAAP guidance to comparable GAAP measures due to the unknown effect, timing, and potential significance of special charges or gains, and management's inability to forecast charges associated with future transactions and initiatives.

Management considers free cash flow to be a liquidity measure which provides useful information to management and investors about the amount of cash generated by business operations, after deducting payments for capital expenditures, which can then be used for strategic opportunities or other business purposes including, among others, investing in the Company's business, making strategic acquisitions, strengthening the balance sheet, and repurchasing stock.

The items described below are adjustments to the GAAP financial results in the reconciliations that follow:

Intellectual Property Litigation Expenses, net - The Company incurred net intellectual property litigation expenses of $6.4 million and $12.5 million in the first quarter of 2021 and 2020, respectively, $2.4 million and $12.0 million in the second quarter of 2021 and 2020, respectively, $4.7 million and $8.4 million in the third quarter of 2021 and 2020, respectively, and $7.1 million and $4.6 million in the fourth quarter of 2021 and 2020, respectively.

Change in Fair Value of Contingent Consideration Liabilities - The Company recorded income of $4.5 million and $2.2 million in the first quarter of 2021 and 2020, respectively, income of $102.6 million and expense of $19.6 million in the second quarter of 2021 and 2020, respectively, expense of $1.1 million and income $9.0 million in the third quarter of 2021 and 2020, respectively, and income of $18.1 million and expense of $5.2 million in the fourth quarter of 2021 and 2020, respectively, related to changes in the fair value of its contingent consideration liabilities arising from acquisitions.

Amortization of Intangible Assets - The Company recorded amortization expense related to developed technology and patents in the amount of $1.1 million and $1.7 million in the first quarter of 2021 and 2020, respectively, $3.3 million and $1.3 million in the second quarter of 2021 and 2020, $1.7 million and $1.0 million in the third quarter of 2021 and 2020, respectively, and $1.6 million and $1.4 million in the fourth quarter of 2021 and 2020, respectively.

Litigation Settlement - In the second quarter of 2020, the Company recorded a $367.9 million charge to settle certain patent litigation related to transcatheter mitral and tricuspid repair products.

Provision for Income Taxes - The income tax impact of the expenses and gains discussed above is based upon the items' forecasted effect upon the Company's full year effective tax rate. Adjustments to forecasted items unrelated to these expenses and gains, as well as impacts related to interim reporting, will have an effect on the income tax impact of these items in subsequent periods.

Adjusted Free Cash Flow - The Company defines free cash flow as cash flows from operating activities less capital expenditures. During 2020, the Company excluded from its calculation payments related to a litigation settlement, net of the associated tax benefit.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Reconciliation of GAAP to Non-GAAP Financial Information
(in millions, except per share and percentage data)

	Three Months Ended December 31, 2021
	Net Sales	Gross Profit Margin	Operating Income	Net Income	Diluted EPS	Effective Tax Rate
GAAP	$1,329.7	76.7%	$374.4	$335.3	$0.53	10.9%
Non-GAAP adjustments: (A) (B)
Intellectual property litigation expenses, net	—	—	7.1	5.0	0.01	0.3
Change in fair value of contingent consideration liabilities	—	—	(18.1)	(18.1)	(0.03)	0.6
Amortization of intangible assets	—	0.1	1.6	1.4	—	—
Prior period ongoing tax impacts	—	—	—	(3.3)	—	0.9
Adjusted	$1,329.7	76.8%	$365.0	$320.3	$0.51	12.7%

	Three Months Ended December 31, 2020
	Net Sales	Gross Profit Margin	Operating Income	Net Income	Diluted EPS	Effective Tax Rate
GAAP	$1,191.7	75.1%	$351.4	$309.5	$0.49	13.1%
Non-GAAP adjustments: (A) (B)
Intellectual property litigation expenses, net	—	—	4.6	2.4	—	0.4
Change in fair value of contingent consideration liabilities	—	—	5.2	4.2	0.01	0.1
Amortization of intangible assets	—	0.2	1.4	1.1	—	—
Prior period ongoing tax impacts	—	—	—	(1.0)	—	0.3
Adjusted	$1,191.7	75.3%	$362.6	$316.2	$0.50	13.9%

	Twelve Months Ended December 31, 2021
	Net Sales	Gross Profit Margin	Operating Income	Net Income	Diluted EPS	Effective Tax Rate
GAAP	$5,232.5	76.1%	$1,690.3	$1,503.1	$2.38	11.7%
Non-GAAP adjustments: (A) (B)
Intellectual property litigation expenses, net	—	—	20.6	15.5	0.02	0.1
Change in fair value of contingent consideration liabilities	—	—	(124.1)	(121.6)	(0.19)	0.8
Amortization of intangible assets	—	0.2	7.7	6.9	0.01	—
Adjusted	$5,232.5	76.3%	$1,594.5	$1,403.9	$2.22	12.6%

	Twelve Months Ended December 31, 2020
	Net Sales	Gross Profit Margin	Operating Income	Net Income	Diluted EPS	Effective Tax Rate
GAAP	$4,386.3	75.4%	$897.6	$823.4	$1.30	10.2%
Non-GAAP adjustments: (A) (B)
Litigation settlement	—	—	367.9	305.1	0.48	1.9
Intellectual property litigation expenses, net	—	—	37.5	28.5	0.05	0.5
Change in fair value of contingent consideration liabilities	—	—	13.6	12.3	0.02	—
Amortization of intangible assets	—	0.1	5.4	4.6	0.01	(0.1)
Adjusted	$4,386.3	75.5%	$1,322.0	$1,173.9	$1.86	12.5%

(A)See description of non-GAAP adjustments under "Non-GAAP Financial Information."
(B)The tax effect on non-GAAP adjustments is calculated based upon the impact of the relevant tax jurisdictions’ statutory tax rates on the Company’s estimated annual effective tax rate, or discrete rate in the quarter, as applicable. The impact on the effective tax rate is reflected on each individual non-GAAP adjustment line item.

COMPUTATION OF FREE CASH FLOW

	Twelve Months Ended December 31,
	2021	2020
Net cash provided by operating activities	$1,732.1	$1,054.3
Capital expenditures	(325.8)	(407.0)
Litigation settlement, net of tax benefit	—	86.4
Adjusted Free Cash Flow (A)	$1,406.3	$733.7

(A) See description of "Adjusted Free Cash Flow" on the Non-GAAP Financial Information page.

RECONCILIATION OF SALES BY PRODUCT GROUP AND REGION

					2020 Adjusted
Sales by Product Group (QTD)	4Q 2021	4Q 2020	Change	GAAP Growth Rate*	FX Impact	4Q 2020 Adjusted Sales	Underlying Growth Rate *
Transcatheter Aortic Valve Replacement	$871.5	$776.2	$95.3	12.3%	$(5.7)	$770.5	13.2%
Transcatheter Mitral and Tricuspid Therapies	25.3	13.1	12.2	92.6%	(0.2)	12.9	96.4%
Surgical Structural Heart	221.3	204.2	17.1	8.4%	(1.7)	202.5	9.3%
Critical Care	211.6	198.2	13.4	6.8%	(2.1)	196.1	8.1%
Total	$1,329.7	$1,191.7	$138.0	11.6%	$(9.7)	$1,182.0	12.6%

					2020 Adjusted
Sales by Product Group (YTD)	YTD 4Q 2021	YTD 4Q 2020	Change	GAAP Growth Rate*	FX Impact	YTD 4Q 2020 Adjusted Sales	Underlying Growth Rate *
Transcatheter Aortic Valve Replacement	$3,422.5	$2,857.3	$565.2	19.8%	$33.9	$2,891.2	18.4%
Transcatheter Mitral and Tricuspid Therapies	86.0	41.8	44.2	105.5%	1.3	43.1	99.7%
Surgical Structural Heart	889.1	761.8	127.3	16.7%	13.1	774.9	14.8%
Critical Care	834.9	725.4	109.5	15.1%	9.0	734.4	13.7%
Total	$5,232.5	$4,386.3	$846.2	19.3%	$57.3	$4,443.6	17.8%

					2020 Adjusted
Sales by Region (QTD)	4Q 2021	4Q 2020	Change	GAAP Growth Rate*	FX Impact	4Q 2020 Adjusted Sales	Underlying Growth Rate *
United States	$739.5	$671.2	$68.3	10.2%	$—	$671.2	10.2%
Europe	309.4	265.8	43.6	16.4%	(2.6)	263.2	17.8%
Japan	138.9	129.4	9.5	7.3%	(9.3)	120.1	16.1%
Rest of World	141.9	125.3	16.6	13.4%	2.2	127.5	11.6%
International	590.2	520.5	69.7	13.4%	(9.7)	510.8	15.8%
Total	$1,329.7	$1,191.7	$138.0	11.6%	$(9.7)	$1,182.0	12.6%

					2020 Adjusted
Sales by Region (YTD)	YTD 4Q 2021	YTD 4Q 2020	Change	GAAP Growth Rate*	FX Impact	YTD 4Q 2020 Adjusted Sales	Underlying Growth Rate *
United States	$2,963.1	$2,516.8	$446.3	17.7%	$—	$2,516.8	17.7%
Europe	1,190.3	973.6	216.7	22.3%	48.9	1,022.5	16.4%
Japan	528.9	460.1	68.8	15.0%	(10.9)	449.2	17.7%
Rest of World	550.2	435.8	114.4	26.3%	19.3	455.1	20.9%
International	2,269.4	1,869.5	399.9	21.4%	57.3	1,926.8	17.8%
Total	$5,232.5	$4,386.3	$846.2	19.3%	$57.3	$4,443.6	17.8%

					2019 Adjusted
Sales by Product Group (QTD)	4Q 2021	4Q 2019	Change	GAAP 2-Year CAGR*	CASMED Acquisition	FX Impact	4Q 2019 Adjusted Sales	Underlying 2-Year CAGR*
Transcatheter Aortic Valve Replacement	$871.5	$762.5	$109.0	6.9%	$—	$6.1	$768.6	6.6%
Transcatheter Mitral and Tricuspid Therapies	25.3	7.2	18.1	88.1%	—	0.2	7.4	84.9%
Surgical Structural Heart	221.3	205.1	16.2	3.9%	—	1.9	207.0	3.4%
Critical Care	211.6	199.3	12.3	3.0%	—	0.6	199.9	2.9%
Total	$1,329.7	$1,174.1	$155.6	6.4%	$—	$8.8	$1,182.9	6.1%

					2019 Adjusted
Sales by Product Group (YTD)	YTD 4Q 2021	YTD 4Q 2019	Change	GAAP 2-Year CAGR*	CASMED Acquisition	FX Impact	YTD 4Q 2019 Adjusted Sales	Underlying 2-Year CAGR*
Transcatheter Aortic Valve Replacement	$3,422.5	$2,737.9	$684.6	11.8%	$—	$37.3	$2,775.2	11.1%
Transcatheter Mitral and Tricuspid Therapies	86.0	28.2	57.8	74.7%	—	1.3	29.5	70.8%
Surgical Structural Heart	889.1	841.7	47.4	2.8%	—	15.5	857.2	1.9%
Critical Care	834.9	740.2	94.7	6.2%	7.5	7.7	755.4	5.1%
Total	$5,232.5	$4,348.0	$884.5	9.7%	$7.5	$61.8	$4,417.3	8.8%

					2019 Adjusted
Sales by Region (QTD)	4Q 2021	4Q 2019	Change	GAAP 2-Year CAGR*	CASMED Acquisition	FX Impact	4Q 2019 Adjusted Sales	Underlying 2-Year CAGR*
United States	$739.5	$697.2	$42.3	3.0%	$—	$—	$697.2	3.0%
Europe	309.4	242.2	67.2	13.0%	—	12.2	254.4	10.5%
Japan	138.9	120.3	18.6	7.5%	—	(5.1)	115.2	10.0%
Rest of World	141.9	114.4	27.5	11.4%	—	1.7	116.1	10.7%
International	590.2	476.9	113.3	11.3%	—	8.8	485.7	10.4%
Total	$1,329.7	$1,174.1	$155.6	6.4%	$—	$8.8	$1,182.9	6.1%

					2019 Adjusted
Sales by Region (YTD)	YTD 4Q 2021	YTD 4Q 2019	Change	GAAP 2-Year CAGR*	CASMED Acquisition	FX Impact	YTD 4Q 2019 Adjusted Sales	Underlying 2-Year CAGR*
United States	$2,963.1	$2,532.7	$430.4	8.2%	$6.7	$—	$2,539.4	8.0%
Europe	1,190.3	941.2	249.1	12.4%	0.4	57.9	999.5	9.2%
Japan	528.9	444.7	84.2	9.1%	0.2	(2.3)	442.6	9.4%
Rest of World	550.2	429.4	120.8	13.2%	0.2	6.2	435.8	12.4%
International	2,269.4	1,815.3	454.1	11.8%	0.8	61.8	1,877.9	10.0%
Total	$5,232.5	$4,348.0	$884.5	9.7%	$7.5	$61.8	$4,417.3	8.8%

* Numbers may not calculate due to rounding.